As filed with the Securities and Exchange Commission on October 1, 2003
                                                      Registration No. _________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                GERON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------
               Delaware                                75-2287752
    (State or Other Jurisdiction of                 (I.R.S. Employer
    Incorporation or Organization)                Identification No.)
                                   ----------
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                   ----------
                                Thomas B. Okarma
                      President and Chief Executive Officer
                                Geron Corporation
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                                   ----------
                                   Copies to:
                                   ----------
                             Alan C. Mendelson, Esq.
                              Latham & Watkins LLP
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                                   ----------
         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                 ---------------
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                               Proposed Maximum           Proposed Maximum           Amount of
    Title of Securities to be            Amount to be         Offering Price per         Aggregate Offering        Registration
            Registered                   Registered(1)               share                     Price                    Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share                                      31,080 shares           $13.92 (2)                 $432,633.60            $35.00 (3)
----------------------------------------------------------------------------------------------------------------------------------



(1) In the event of a stock split, stock dividend, or similar transaction involving Geron's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices reported by Nasdaq National Market on September 30, 2003.
(3)  Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 2003

                             UP TO 31,080 SHARES OF

                                GERON CORPORATION

                                  COMMON STOCK



     Our common stock is traded on the Nasdaq National Market under the symbol "GERN." On September 30, 2003, the closing price of our common stock was $13.69.

     This prospectus relates to the sale of up to 31,080, shares of our common stock by Transgenomic, Inc. We will not receive any of the proceeds from the sale of these shares covered by this prospectus.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

                             ----------------------

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this prospectus is October 1, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT GERON....................................................................4
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS....................................................16
USE OF PROCEEDS...............................................................16
DESCRIPTION OF OUR COMMON STOCK...............................................16
SELLING STOCKHOLDER...........................................................16
PLAN OF DISTRIBUTION..........................................................18
LEGAL MATTERS.................................................................19
EXPERTS.......................................................................19
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES................................19
WHERE YOU CAN FIND MORE INFORMATION...........................................20
DOCUMENTS WE HAVE INCORPORATED BY REFERENCE...................................20

ABOUT GERON

     We are a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Our product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer. Telomeres are the ends of chromosomes that protect chromosomes from degradation and act as a molecular "clock" for cellular aging. Telomerase is an enzyme that restores telomere length and rewinds the molecular "clock," thereby extending the cell's ability to multiply or replicate. By activating telomerase, we seek to increase the lifespan of normal cells which have prematurely aged in the body to treat certain chronic degenerative diseases. Conversely, by inhibiting or targeting telomerase we hope to kill cancer cells in which telomerase is abnormally turned on and to diagnose cancer by measuring telomerase activity. Human embryonic stem cells can develop and differentiate into all cells and tissues in the body. As such, they are a potential source for the manufacture of replacement cells and tissues for organ repair applications in regenerative medicine. Nuclear transfer (sometimes called "somatic cell nuclear transfer") is a method for generating whole animals from genetic material derived solely from the nucleus of a single cell obtained from a single animal. We are actively licensing this technology to others for applications in agriculture and production of biologicals.

     We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 473-7700.

RISK FACTORS

     Our business is subject to various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this Form S-3. Any of these risks could materially adversely affect our business, operating results and financial condition.

Our business is at an early stage of development.

     The science and technology of telomere biology and telomerase, human embryonic stem cells, and nuclear transfer are relatively new. Our business is at an early stage of development, in that we do not yet have products in late-stage clinical trials or on the market. Our ability to produce products that progress to and through clinical trials is subject to our ability to, among other things:

    o  continue to have success with our research and development efforts;

    o  select therapeutic compounds for development;

    o  obtain the required regulatory approvals; and

    o  manufacture and market resulting products.

     When potential lead drug compounds or product candidates are identified through our research programs, they will require significant preclinical and clinical testing prior to regulatory approval in the United States and elsewhere. In addition, we will also need to determine whether any of these potential products can be manufactured in commercial quantities at an acceptable cost. Our efforts may not result in a product that can be marketed. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our development programs to be successful, any program may be abandoned, even after significant resources have been expended.

We have a history of losses and anticipate future losses; continued losses could impair our ability to sustain operations.

     We have incurred operating losses every year since our operations began in 1990. As of June 30, 2003, our accumulated deficit was approximately $243.0 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses as our development efforts and clinical testing activities are continued. Substantially all of our revenues to date have been research support payments under collaboration agreements. We may be unsuccessful in entering into any new corporate collaboration that results in revenues. Even if we are able to obtain new collaboration arrangements with third parties, the revenues generated from these arrangements may not be sufficient alone to continue or expand our research or development activities and otherwise sustain our operations.

     We are unable to estimate at this time the level of revenue to be received from the sale of diagnostic products and telomerase-immortalized cell lines, and do not currently expect to receive significant revenues from the sale of these products. Our ability to continue or expand our research activities and otherwise sustain our operations is dependent on our ability, alone or with others to, among other things, manufacture and market therapeutic products. We may never receive material revenues from product sales or if we do receive revenues, such revenues may not be sufficient to continue or expand our research or development activities and otherwise sustain our operations.

We will need additional capital to conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

     We will require substantial capital resources in order to conduct our operations and develop our products. While we estimate that our existing capital resources, interest income and equipment financing arrangements will be sufficient to fund our current and planned operations through June 30, 2005, we cannot guarantee that this will be the case. The timing and degree of any future capital requirements will depend on many factors, including:

    o the accuracy of the assumptions underlying our estimates for our capital needs in 2003 and beyond;

    o  continued scientific progress in our research and development programs;

    o  the magnitude and scope of our research and development programs;

    o our ability to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing;

    o  our progress with preclinical and clinical trials;

    o  the time and costs involved in obtaining regulatory approvals;

    o the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

    o  the potential for new technologies and products.

     We intend to acquire additional funding through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholder. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

We may be unable to identify a safe and effective inhibitor of telomerase that can be developed into a commercially viable cancer treatment product, which would adversely impact our future business prospects.

     As a result of our drug discovery efforts to date, we have identified compounds in laboratory studies that demonstrate potential for inhibiting telomerase in humans. We have selected one of these compounds, GRN163, as a lead compound for development as a telomerase inhibitor for cancer. Further research is required to determine if this compound can be fully developed as an efficacious, safe and commercially viable treatment for cancer.

     This compound, and other compounds we have identified, may prove to have undesirable and unintended side effects or other characteristics adversely affecting its safety, efficacy or cost-effectiveness that would likely prevent or limit its commercial use. Accordingly, it may not be appropriate for us to proceed with clinical development, to obtain regulatory approval or to market a telomerase inhibitor for the treatment of cancer. If we abandon our research for cancer treatment for any of these reasons or for other reasons, our business prospects would be materially and adversely affected.

If our access to necessary tissue samples, information or licensed technologies is restricted, we will not be able to develop our business.

     To continue the research and development of our therapeutic and diagnostic products, we need access to normal and diseased human and other tissue samples, other biological materials and related clinical and other information. We compete with many other companies for these materials and information. We may not be able to obtain or maintain access to these materials and information on acceptable terms, if at all. In addition, government regulation in the United States and foreign countries could result in restricted access to, or prohibiting the use of, human and other tissue samples. If we lose access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on our use of the information generated from tissue samples, our business will be materially harmed.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

     The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our programs in oncology and regenerative medicine, including the study of telomeres, telomerase, human embryonic stem cells, and nuclear transfer. In addition, other products and therapies that could compete directly with the products that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

     Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. According to published reports as of December 2002, there are approximately 90 approved anti-cancer products on the market in the United States, and several hundred in clinical development. Many of the pharmaceutical companies developing and marketing these competing products (including Astra-Zeneca, Bristol-Meyers Squibb and Novartis, among others) have significantly greater financial resources and expertise than we do in:

    o  research and development;

    o  manufacturing;

    o  preclinical and clinical testing;

    o  obtaining regulatory approvals; and

    o  marketing.

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

     In addition to the above factors, we expect to face competition in the following areas:

    o  product efficacy and safety;

    o  the timing and scope of regulatory consents;

    o  availability of resources;

    o  reimbursement coverage;

    o  price; and

    o patent position, including potentially dominant patent positions of others.

     As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than we do. Most significantly, competitive products may render the products that we develop obsolete.

The ethical, legal and social implications of our research using embryonic stem cells and nuclear transfer could prevent us from developing or gaining acceptance for commercially viable products in this area.

     Our programs in regenerative medicine may involve the use of stem cells that are derived from human embryonic tissue. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

     Some groups have voiced opposition to our technology and practices. The concepts of cell regeneration, cell immortality, and nuclear transfer have stimulated significant debate in social and political arenas. We use stem cells derived through a process that uses as the starting material donated embryos created for in vitro fertilization procedures but no longer needed or suitable for that use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, resulting in reduced scientific progress. In addition, the United States government and its agencies have in recent years refused to fund research which involves the use of human embryonic tissue. President Bush announced on August 9, 2001 that he would permit federal funding of research on human embryonic stem cells using the limited number of embryonic stem cell lines that had already been created, but relatively few federal grants have been made so far. The President's Council on Bioethics will monitor stem cell research, and the guidelines and regulations it recommends may include restrictions on the scope of research using human embryonic or fetal tissue. The Council issued a report in July 2002 that recommended "that the federal government undertake a thorough-going review of present and projected practices of human embryo research, with the aim of establishing appropriate institutions to advise and shape federal policy in this arena." Our inability to conduct research using human embryonic stem cells due to such factors as government regulation or otherwise could have a material adverse effect on us.

     Finally, we acquired Roslin Bio-Med to gain the rights to somatic cell nuclear transfer technology (sometimes called "somatic cell nuclear transfer"). We acquired exclusive rights to this technology for all areas except human reproductive cloning and certain other limited applications. Although we will not be pursuing human reproductive cloning, the use of nuclear transfer to produce embryonic stem cells (referred to as "therapeutic cloning") could provide scientific insights that would help us advance our research.
Government-imposed restrictions with respect to any or all of these practices could:

    o  harm our ability to establish critical partnerships and collaborations;

    o  prompt government regulation of our technologies;

    o  cause delays in our research and development; and

    o  cause a decrease in the price of our stock.

     The U.S. Congress has recently considered legislation that would ban human therapeutic cloning as well as reproductive cloning. Such a bill has been passed by the House of Representatives, although not by the Senate, and many  legislators  reportedly  favor  such a ban.  The July  2002  report of the
President's Council on Bioethics recommended a four-year moratorium on therapeutic cloning. If human therapeutic cloning is restricted or banned, our ability to commercialize those applications could be significantly harmed. Also, if regulatory bodies were to ban nuclear transfer processes, our research using nuclear transfer technology could be canceled and our business could be significantly harmed.

Entry into clinical trials with one or more products may not result in any commercially viable products.

     We do not expect to generate any significant revenues from product sales for a period of several years. We may never generate revenues from product sales or become profitable because of a variety of risks inherent in our business, including the following risks:

    o clinical trials may not demonstrate the safety and efficacy of our products;

    o completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

    o we may not be able to obtain regulatory approval of our products, or may experience delays in obtaining such approvals;

    o we may not be able to manufacture our drugs economically on a commercial scale;

    o  we and our licensees may not be able to successfully market our products;

    o physicians may not prescribe our products, or patients may not accept such products;

    o others may have proprietary rights which prevent us from marketing our products; and

    o  competitors may sell similar, superior or lower-cost products.

Impairment of our intellectual property rights may limit our ability to pursue the development of our intended technologies and products.

     Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology patents in the United States and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technology, or enforce issued patents, is uncertain. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted.

     Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

     Where several parties seek patent protection for the same technology, the U.S. Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Moreover, parties that receive an adverse decision in an interference can lose important patent rights. Our pending patent applications, or our issued patents, may be drawn into interference proceedings which may delay or prevent the issuance of patents, or result in the loss of issued patent rights.

     The interference process can also be used to challenge a patent that has been issued to another party. In 2001, the U.S. Patent Office granted our request for the declaration of an interference between one of our pending applications relating to nuclear transfer and an issued patent, held by the University of Massachusetts. We requested this interference in order to clarify our patent rights in nuclear transfer technology. In March 2002, a second interference was declared involving our patent application and a patent application held by Infigen Inc. Both of these interferences are now ongoing. Based on a review of publicly available information, we believe that the technology at issue in both of these interferences was invented first at the Roslin Institute and is encompassed within our nuclear transfer license. However, we do not have access to the other party's invention records, and, as in any legal proceeding, the outcome is uncertain.

     Outside of the U.S., certain jurisdictions, such as Europe and Australia, permit oppositions to be filed against the granting of patents. Because our intent is to commercialize products internationally, securing both proprietary protection and freedom to operate outside of the U.S. is important to us. We are involved in both opposing the grant of patents to others through such opposition proceedings, and in defending against oppositions filed by others.

     If interferences, oppositions or other challenges to our patent rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing certain products, which could materially harm our business.

     Patent litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of another. We may not be successful in any patent litigation. Patent litigation can be extremely expensive and time-consuming, even if the outcome is favorable to us. An adverse outcome in a patent litigation or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology.

If we fail to meet our obligations under license agreements, we may face loss of our rights to key technologies on which our business depends.

     Our business depends on our three core technology platforms, each of which is based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which would most likely lead to costly and time-consuming litigation. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were ultimately lost, our ability to continue our business based on the affected technology platform would be severely affected.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

     Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant effect on our business.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevents us from pursuing research and development or commercialization of potential products.

     Our commercial success depends significantly on our ability to operate without infringing patents and the proprietary rights of others. Our technologies may infringe the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our research programs. In the event our technologies do infringe on the rights of others or we require the use of discoveries and technology controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain the necessary licenses or alternative technologies, we may be delayed or prevented from pursuing the development of some potential products. Our failure to obtain alternative technologies or a license to any technology that we may require to develop or commercialize our products will significantly and negatively affect our business.

Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

     We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

We depend on our collaborators to help us complete the process of developing and testing our products and our ability to develop and commercialize products may be impaired or delayed if our collaborative partnerships are unsuccessful.

     Our strategy for the development, clinical testing and commercialization of our products requires entering into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

     Under agreements with collaborators, we rely significantly on them, among other activities, to:

    o design and conduct advanced clinical trials in the event that we reach clinical trials;

    o  fund research and development activities with us;

    o  pay us fees upon the achievement of milestones; and

    o market with us any commercial products that result from our collaborations.

     The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our  reliance  on  the  research  activities  of  our  non-employee   scientific
consultants and other research institutions, whose activities are not wholly within our control, may lead to delays in technological developments.

     We rely extensively and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request. These scientific consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. If our scientific consultants are unable or refuse to contribute to the development of any of our potential discoveries, our ability to generate significant advances in our technologies will be significantly harmed.

     In addition, we have formed research collaborations with many academic and other research institutions throughout the world, including the Roslin Institute. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

The loss of key personnel could slow our ability to conduct research and develop products.

     Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. Competition for personnel is intense and we may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

     We also rely on consultants and advisors who assist us in formulating our research and development and clinical strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so would materially harm our business.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of our products is alleged to have injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could have a material adverse effect on us.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

     Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. The preclinical testing and clinical trials of the products that we develop ourselves or that our collaborators develop are subject to extensive government regulation and may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including the processes of:

    o  manufacturing;

    o  advertising and promoting;

    o  selling and marketing;

    o  labeling; and

    o  distributing.

     We may not obtain regulatory approval for the products we develop and our collaborators may not obtain regulatory approval for the products they develop. Regulatory approval may also entail limitations on the indicated uses of a proposed product. Because certain of our product candidates involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities, and, as a result, we may obtain regulatory approvals for such products more slowly than for products based upon more conventional technologies. If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

     The regulatory process, particularly for biopharmaceutical products like ours, is uncertain, can take many years and requires the expenditure of substantial resources. Any product that we or our collaborative partners develop must receive all relevant regulatory agency approvals or clearances before it may be marketed in the United States or other countries. Generally, biological drugs and non-biological drugs are regulated more rigorously than medical devices. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other requirements by the Food and Drug Administration in the United States and similar health authorities in foreign countries. The regulatory process, which includes extensive preclinical testing and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources.

     Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals or clearances. In addition, delays or rejections may be encountered as a result of changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval or clearance for a product. Delays in obtaining regulatory agency approvals or clearances could:

    o significantly harm the marketing of any products that we or our collaborators develop;

    o impose costly procedures upon our activities or the activities of our collaborators;

    o diminish any competitive advantages that we or our collaborative partners may attain; or

    o adversely affect our ability to receive royalties and generate revenues and profits.

     Even if we commit the necessary time and resources, economic and otherwise, the required regulatory agency approvals or clearances may not be obtained for any products developed by or in collaboration with us. If regulatory agency approval or clearance for a new product is obtained, this approval or clearance may entail limitations on the indicated uses for which it may be marketed that could limit the potential commercial use of the product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

    o  recall or seizure of products;

    o  injunction against manufacture, distribution, sales and marketing; and

    o  criminal prosecution.

     The imposition of any of these penalties could significantly impair our business, financial condition and results of operations.

To be successful, our products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

     Our products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since physicians, patients or the medical community in general may decide to not accept and utilize these products. The products that we are attempting to develop may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

    o our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

    o our ability to create products that are superior to alternatives currently on the market;

    o our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

    o  reimbursement policies of government and third-party payors.

     If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

The reimbursement status of newly-approved health care products is uncertain and failure to obtain reimbursement approval could severely limit the use of our products.

     Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. If we fail to generate adequate third party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in product development.

     In both domestic and foreign markets, sales of our products, if any, will depend in part on the availability of reimbursement from third-party payors, examples of which include:

    o  government health administration authorities;

    o  private health insurers;

    o  health maintenance organizations; and

    o  pharmacy benefit management companies.

     Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and any of our potential products and treatments may ultimately not be considered cost effective by these third parties. Any of these initiatives or developments could materially harm our business.

Our products are likely to be expensive to manufacture, and they may not be profitable if we are unable to significantly reduce the costs to manufacture them.

     Both GRN163 and our hESC-based products are likely to be significantly more expensive to manufacture than most other drugs currently on the market today. Oligonucleotides are large molecules with complex chemistry, and the cost of manufacturing even a short oligonucleotide like GRN163 is considerably greater than the cost of making most small-molecule drugs. Our present manufacturing processes are conducted at a relatively small scale and are at an early stage of development. We hope to substantially reduce manufacturing costs by process improvements, as well as through scale increases. If we are not able to do so, however, and depending on the pricing of the product, the profit margin on GRN163 may be significantly less than that of most drugs on the market today. Similarly, we currently make differentiated cells from hESCs on a laboratory scale, at a high cost per unit of measure. The cell-based therapies we are developing based on hESCs will probably require large quantities of cells. We continue to develop processes to scale up production of the cells in a cost-effective way. If we cannot continue to improve our manufacturing processes, we may not be able to charge a high enough price for our cell therapy products, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential products, our business would be materially harmed.

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

     Our research  and  development  activities  involve the  controlled  use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes, and any liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

     Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations.

Our stock price has historically been very volatile.

     Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations such as media coverage, legislation and regulatory measures and the activities of various interest groups or organizations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

     Historically, our stock price has been extremely volatile. Between January 1998 and September 30, 2003, our stock has traded as high as $75.88 per share and as low as $1.41 per share. Between September 1, 2002 and September 30, 2003, the price has ranged between a high of $16.07 per share and a low of $1.41 per share. The significant market price fluctuations of our common stock are due to a variety of factors, including:

    o  depth of the market for the common stock;

    o  the experimental nature of our prospective products;

    o  fluctuations in our operating results;

    o market conditions relating to the biopharmaceutical and pharmaceutical industries;

    o any announcements of technological innovations, new commercial products or clinical progress or lack thereof by us, our collaborative partners or our competitors; or

    o announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations.

     In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which then experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

The sale of a substantial number of shares may adversely affect the market price for our common stock.

     Sales of substantial number of shares of our common stock in the public market could significantly and negatively affect the market price for our common stock. As of September 30, 2003, we had 33,349,939 shares of common stock outstanding. Of these shares, approximately 19,651,147 shares were issued (including shares issuable upon conversion or exercise of convertible notes or warrants) since December 1998 pursuant to private placements. Of these shares, approximately 15,174,543 shares have been registered pursuant to shelf registration statements and therefore may be resold (if not sold prior to the date hereof) in the public market and approximately 4,476,604 of the remaining shares may be resold pursuant to Rule 144 into the public markets.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price for our common stock and the voting rights of the holders of common stock.

     Our certificate of incorporation provides our Board of Directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the stockholders. As of the date of this prospectus, 50,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock and the Board of Directors still has authority to designate and issue up to 2,950,000 shares of preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected. The issuance of preferred stock may also result in the loss of voting control by others.

Provisions in our share purchase rights plan, charter and bylaws, and provisions of Delaware law, may inhibit potential acquisition bids for us, which may prevent holders of our common stock from benefiting from what they believe may be the positive aspects of acquisitions and takeovers.

     Our Board of Directors has adopted a share purchase rights plan, commonly referred to as a "poison pill". This plan entitles existing stockholders to rights, including the right to purchase shares of common stock, in the event of an acquisition of 15% or more of our outstanding common stock. Our share purchase rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change of control of Geron by delaying or preventing a change of control. In addition, our Board of Directors has the authority, without further action by our stockholders, to issue additional shares of common stock, to fix the rights and preferences of, and to issue authorized but undesignated shares of preferred stock.

     In addition to our share purchase rights plan and the undesignated preferred stock, provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

    o  prevent stockholders from taking actions by written consent;

    o divide the Board of Directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

    o set forth procedures for nominating directors and submitting proposals for consideration at stockholders' meetings.

     Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We are filing the registration statement of which this prospectus is a part under our contractual obligation to the holders named in the section entitled "Selling Stockholder." We will not receive any of the proceeds from the issuance of shares of our common stock to the selling stockholder or the resale of these shares by such selling stockholder.

                         DESCRIPTION OF OUR COMMON STOCK

     The following summary is a general description of our common stock. Complete details can be found in our Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See "Where You Can Find More Information."

     We have authority to issue 100,000,000 shares of common stock, $.001 par value per share. As of September 30, 2003, we had 33,349,939 shares of common stock outstanding.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences applicable to shares of our preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of our common stock are, and the shares of common stock offered by this prospectus will be, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                               SELLING STOCKHOLDER

     The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of September 30, 2003, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the selling stockholder after this offering. The selling stockholder may sell up to 31,080 shares of our common stock pursuant to this prospectus. Since the selling stockholder may offer all, some or none of its common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after the offering can be provided. In addition, since the date the selling stockholder provided information regarding its ownership of the shares, it may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

     On September 22, 2003, as payment of the first installment of the amount due to Transgenomic, Inc. ("Transgenomic") under a supply agreement pursuant to which Transgenomic is manufacturing certain chemicals for use by us in producing our telomerase inhibitor compounds, we issued to Transgenomic 31,080 shares of our common stock, pursuant to a Common Stock Purchase Agreement dated as of September 22, 2003.

     To our knowledge, Transgenomic has sole voting and investment power with respect to all shares of common stock beneficially owned by it. This information is based upon information provided by the selling stockholder.

                                           Maximum Number
                                          of Shares Available
                         Total Number of  Pursuant to this      Shares Owned After   Percentage
      Name               Shares Held (1)    Prospectus (1)      Offering Number (2)      (3)
----------------------- ----------------- -------------------- --------------------  ------------

Transgenomic, Inc.             31,080           31,080              31,080              *
-----------------
(1) Based on information available as of September 30, 2003.

(2) Assumes the sale of all shares of common stock offered by this prospectus.

(3) Based on 33,349,939 shares of common stock outstanding as of September 30, 2003.

*    Less than 1%


                              PLAN OF DISTRIBUTION

     We are registering 31,080 shares of our common stock on behalf of the selling stockholder. The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o    sales on the Nasdaq National Market;

     o    sales in the over-the-counter market;

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    transactions   in  which   broker-dealers   agree  with  the   selling
          stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, the selling stockholder has not entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If the selling stockholder entered into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     The selling stockholder also may sell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

     Latham & Watkins LLP will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements of Geron Corporation appearing in Geron's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of Geron pursuant to Geron's Certificate of Incorporation, bylaws and the Delaware General Corporation Law, Geron has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. Our Internet website address is "www.geron.com". You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                   DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sell all the shares:

     o Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     o Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2003 Annual Meeting of Stockholder dated April 13, 2003;

     o Our current reports on Form 8-K filed January 22, 2003, April 7, 2003, April 8, 2003, April 9, 2003, April 30, 2003, May 27, 2003, June 4,
          2003, July 1, 2003, July 30, 2003 and September 3, 2003.

     o Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

     o    Our quarterly report on Form 10-Q for the quarter ended June 30, 2003;
          and

     o The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on June 13, 1996 (File No. 0-20859).

     All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.

                          31,080 SHARES OF COMMON STOCK

                                GERON CORPORATION

                                   PROSPECTUS

                                 October 1, 2003






















You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee                               $       35
         Accounting Fees and Expenses                   $   10,000*
         Legal Fees and Expenses                        $   10,000*
         Miscellaneous                                  $    1,500*

         Total                                          $   21,535*

         *    Estimated

Item 15.   Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

Item 16.   Exhibits.

         See Exhibit Index.

Item 17.   Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on October 1, 2003.

                               GERON CORPORATION


                               By:       /s/ David L. Greenwood
                               -----------------------------------------------
                               David L. Greenwood
                               Senior Vice President and Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Thomas B. Okarma, David L. Greenwood, and William D. Stempel, or any of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith with the Securities and Exchange Commission hereby do ratifying and confirming all that each of said attorneys-in-fact, or either of them, or his or her substitute or substitutes, shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                               Date
---------                    -----                               ----

/s/ Thomas B. Okarma         Chief Executive Officer,            October 1, 2003
---------------------------  President and Director
      Thomas B. Okarma      (principal executive officer)

/s/ David L. Greenwood       Senior Vice President and Chief     October 1, 2003
---------------------------  Financial Officer
     David L. Greenwood     (principal financial and accounting
                             officer)

/s/ Alexander E. Barkas      Director                            October 1, 2003
---------------------------
    Alexander E. Barkas

/s/ Edward V. Fritzky        Director                            October 1, 2003
---------------------------
     Edward V. Fritzky

/s/ Thomas D. Kiley          Director                            October 1, 2003
---------------------------
      Thomas D. Kiley

/s/ John P. Walker           Director                            October 1, 2003
---------------------------
       John P. Walker

/s/ Patrick J. Zenner        Director                            October 1, 2003
---------------------------
     Patrick J. Zenner

                                  EXHIBIT INDEX


Exhibits      Description
--------      -----------
    4.1       Common Stock Purchase Agreement dated September 22, 2003 by and between Registrant and Transgenomic, Inc.
    5.1       Opinion of Latham & Watkins LLP.
   23.1       Consent of Latham & Watkins LLP (included in Exhibit 5.1).
   23.2       Consent of Ernst & Young LLP, Independent Auditors.
   24.1       Power of Attorney (included on the signature page to this
              Registration Statement).

                                                                     Exhibit 4.1



                         COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 25, 2003, (the "Effective Date"), by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Geron"), and TRANSGENOMIC, INC., a Delaware corporation having its principal place of business at 12325 Emmet Street, Omaha, Nebraska 68164 ("Transgenomic").

     A. Geron and Transgenomic are the parties to that certain Supply Agreement dated as of June 15, 2002 (the "Supply Agreement"), and related Addendum Agreements ("Addendum Agreement") under which Geron has agreed to purchase certain products from Transgenomic and Transgenomic has agreed to supply such products to Geron on the terms set forth therein.

     B. Pursuant to Addendum Agreement No. 4 effective September 22, 2003 Geron may pay the purchase price of products by delivery of shares of Geron's Common Stock (the "Shares").

THE PARTIES AGREE AS FOLLOWS:

     1.   Issuance of Shares; Adjustments.

     1.1 As payment of the First Installment specified in Addendum Agreement No. 4, Geron will issue and deliver certificates for 31,080 Shares. Upon issuance and delivery of the certificate(s) for the Shares, all Shares shall be duly authorized and validly issued and represent fully paid shares of Geron's Common Stock.

     2. Closing; delivery.

     2.1 The consummation of the transaction contemplated by this Agreement (a "Closing") shall be held at such time and place as is mutually agreed upon between the parties, but in any event no later than three (3) business days after the Effective Date of Addendum Agreement No. 4 (the "Closing Date"). At the Closing, Geron shall deliver to Transgenomic one or more certificates representing all of the Shares, which Shares shall be issued in the name of Transgenomic or its designee and in such denominations as Transgenomic shall specify.

     2.2 Geron's obligations to issue and deliver the stock certificate(s) representing the Shares to Transgenomic at the Closing shall be subject to the following conditions, which may be waived by Geron:

          2.2.1 the covenants and obligations that Transgenomic is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects; and

          2.2.2 the representations and warranties made by Transgenomic herein shall be true and correct in all material respects as of the Closing Date.

     2.3 Transgenomic's obligation to accept delivery of the stock certificate(s) representing the Shares at the Closing shall be subject to the following conditions, any one or more of which may be waived by
          Transgenomic:

          2.3.1 the covenants and obligations that Geron is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

          2.3.2 Geron  shall   have   available   under   its   Certificate   of
               Incorporation sufficient authorized shares of Common Stock to issue the Shares to Transgenomic; and

          2.3.3 the representation and warranties made by the Geron herein shall be true and correct in all material respects as of any Closing Date.

     3. Restrictions on Resale of Shares.

     3.1 Legends. Transgenomic understands and acknowledges that the Shares are not registered under the Securities Act of 1933 (the "Act"), and that under the Act and other applicable laws Transgenomic may be required to hold such Shares for an indefinite period of time. Each stock certificate representing Shares shall bear the following legends:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO GERON, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMMON STOCK PURCHASE AGREEMENT, DATED SEPTEMBER 22, 2003. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF GERON."

     3.2 Limits on Sales. Transgenomic agrees that if it decides to resell some or all of the Shares, it will do so only in an appropriate manner based upon whether the shares are registered or unregistered, ie. on the Nasdaq National Market or in a Rule 144A compliant transaction. Subject to the foregoing restrictions, Transgenomic may sell or resell the Shares in any lot size, or at any volume, desired by Transgenomic.

     4. REGISTRATION RIGHTS

     4.1 Geron agrees to file with the Securities and Exchange Commission (the "Commission"), as promptly as practicable and in any event within ten
          (10) business days after the Closing Date, a registration statement under the Act (the "Registration Statement"), on Form S-3 or other appropriate form, so as to permit a non-underwritten public offering and resale of the Shares under the Act by Transgenomic. Geron agrees to diligently pursue making the Registration Statement effective. Geron will notify Transgenomic of the effectiveness of the Registration Statement within one (1) business day of receiving notice from the Commission.

     4.2 Geron will maintain the Registration Statement and any post-effective amendment thereto filed under this Section 4 effective under the Act until the earliest of (i) the date that none of the Shares covered by such Registration Statement are issued and outstanding, (ii) the date that all of the Shares have been sold pursuant to such Registration Statement, (iii) the date Transgenomic receives an opinion of counsel to Geron, which counsel shall be reasonably acceptable to Transgenomic, that the Shares may be sold under the provisions of Rule 144 without limitation as to volume, (iv) the date that all Shares have been otherwise transferred to persons who may trade such shares without restriction under the Act, and Geron has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (v) the date all Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Act in the opinion of counsel to Geron, which counsel shall be reasonably acceptable to Transgenomic.

     4.3 Geron, at its expense, shall furnish to Transgenomic with respect to the Shares registered under the Registration Statement such reasonable number of copies of the Registration Statement, prospectuses and preliminary prospectuses in conformity with the requirements of the Act and such other documents as Transgenomic may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by Transgenomic, provided, however, that the obligation of Geron to deliver copies of prospectuses or preliminary prospectuses to Transgenomic shall be subject to the receipt by Geron of reasonable assurances from Transgenomic that Transgenomic will comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses.

     4.4 All fees, disbursements and out-of-pocket expenses and costs incurred by Geron in connection with the preparation and filing of the Registration Statement under Section 4.1 and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys' fees of Geron) shall be borne by Geron. Transgenomic shall bear the cost of fees and expenses of Transgenomic's counsel.

     4.5 Geron will advise Transgenomic promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the Commission delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose, and Geron will use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

     4.6 With a view to making available to Transgenomic the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at the time permit Transgenomic to sell the Shares to the public without registration, Geron covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earliest of (A) such date as all of the Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Shares shall have been resold; and (ii) file with the Commission in a timely manner all reports and other documents required of Geron under the Act and under the Exchange Act of 1934, as amended.

     4.7 Transgenomic will cooperate with Geron in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Geron (which shall include all information regarding Transgenomic and proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing their obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Nothing in this Agreement shall obligate Transgenomic to consent to be named as an underwriter in any Registration Statement.

     5.   Indemnification.

     5.1 Geron agrees to indemnify and hold harmless Transgenomic (and each person, if any, who controls Transgenomic within the meaning of
          Section 15 of the Act, and each officer and director of Transgenomic) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of the Shares, or any amendment or supplement thereto, or
          (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and Geron will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense (A) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Geron by Transgenomic or such other person expressly for use in the preparation thereof, (B) the failure of Transgenomic to comply with its covenants and agreements contained in Sections 7.1 or 7.5.2 hereof or (C) any misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Transgenomic prior to the pertinent sale or sales by Transgenomic. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of the Shares by Transgenomic.

     5.2 Transgenomic agrees to indemnify and hold harmless Geron (and each person, if any, who controls Geron within the meaning of Section 15 of the Act, each officer of Geron who signs the Registration Statement and each director of Geron) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of, (i) any failure of Transgenomic to comply with the covenants and agreements contained in Sections 7.1 and 7.5.2 hereof or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Geron by on behalf of Transgenomic specifically for use in preparation of the Registration Statement; provided, however, that Transgenomic shall not be liable in any such case for (A) any untrue statement or omission in the Registration
          Statement, prospectus, or other such document which statement is corrected by Transgenomic and delivered to Geron prior to the sale from which such loss occurred, (B) any untrue statement or omission in any prospectus which is corrected by Transgenomic in any subsequent prospectus, or supplement or amendment thereto, and delivered to Geron prior to the sale or sales from which a loss or liability arose, or
          (C) any  failure  by Geron to  fulfill  any of its  obligations  under
          Section 5.1 hereof.

     5.3 Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this
          Section 5 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to define such action) or from any liability otherwise than under this Section 5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expense subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than on separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect to any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

     5.4 The provisions of this Section 5 shall survive the termination of this Agreement.

     6. Representations and acknowledgement of Geron.

        Geron hereby represents, warrants and covenants to Transgenomic as follow:

     6.1 Organization, Good Standing and Qualification. Geron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Geron is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     6.2 Authorization. All corporate action on the party of Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Company hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered will constitute valid and legally binding obligations of Geron, enforceable against Geron in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     6.3 Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

     6.4 Legal Proceedings and Orders. There is no action, suit, proceeding or investigation pending or threatened against Geron that questions the validity of this Agreement or the right of Geron to enter into this Agreement or to consummate this transactions contemplated hereby, nor is Geron aware of any basis for any of the forgoing. Geron is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of Geron to enter into this Agreement or to consummate the transactions contemplated hereby.

     7. Representations and Acknowledgments of Transgenomic.

    Transgenomic hereby represents, warrants, acknowledges and agrees that:

     7.1 Investment. Transgenomic is acquiring the Shares for Transgenomic's own account, and not directly or indirectly for the account of any other person. Transgenomic is acquiring the Shares for investment and not with a view to distribution or resale thereof, except in compliance with the Act and any applicable state law regulating securities.

     7.2 Access to Information. Transgenomic has consulted with its own attorney, accountant, or investment advisor as Transgenomic has deemed advisable with respect to the investment and has determined its suitability for Transgenomic. Transgenomic has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Geron with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Geron. Transgenomic has had access to such financial and other information as is necessary in order for Transgenomic to make a fully informed decision as to investment in Geron, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Transgenomic has had access. Transgenomic acknowledges that neither Geron nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty other than those specifically expressed herein.

     7.3 Business and Financial Expertise. Transgenomic further represents and warrants that it has such business or financial expertise as to be able to evaluate its investment in Geron and purchase of the Shares.

     7.4 Speculative Investment. Transgenomic acknowledges that the investment in Geron represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within Transgenomic's risk capital means and is not so great in relation to Transgenomic's total financial resources as would jeopardize the personal financial needs of Transgenomic in the event such investment were lost in whole or in part.

     7.5  Unregistered Securities. Transgenomic acknowledges that:

          7.5.1 Transgenomic must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Geron has made no agreements, covenants or undertakings whatsoever to register any of the Shares under the Act, except as provided in Section 4 above. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers' transactions pursuant to Rule 144 under the Act, will become available and any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in Geron's common stock, (ii) Geron has complied with the information requirements of Rule 144, and
               (iii) all other terms and conditions of Rule 144 have been satisfied.

          7.5.2 Transfer of the Shares has not been registered or qualified under any applicable state law regulating securities and, therefore, the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available. Geron has made no agreements, covenants or undertakings whatsoever to register or qualify any of the Shares under any such act. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

          7.5.3 Transgenomic  hereby   certifies   that  it  is  an  "Accredited
               Investor" as that term is defined in Rule 501 under the Act.

     8. Tax Advice. Transgenomic acknowledges that Transgenomic has not relied and will not rely upon Geron or Geron's counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares. Transgenomic assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Shares.

     9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile, or one day, not including Saturdays, Sundays, or national holidays, after sending if sent by national overnight delivery service, or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

                  To Geron at:           Geron Corporation
                                         230 Constitution Drive
                                         Menlo Park, California  94025
                                         Attention: General Counsel
                                         Telephone:        (650) 473-7700
                                         Facsimile:        (650) 473-7750


                  To Transgenomic at:    Transgenomic, Inc.
                                         12325 Emmet Street
                                         Omaha, Nebraska 68164
                                         Attention:  Law Department
                                         Telephone:        (402) 452-5400
                                         Facsimile:        (402) 452-5447

     10. Binding Effect. This Agreement shall be binding upon the heirs, legal representatives and successors of Geron and of Transgenomic; provided, however, that Transgenomic may not assign any rights or obligations under this Agreement.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

     13. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. Amendments. This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against whom such change, waiver or termination is sought to be enforced.

     15. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

     16. Entire Agreement. This Agreement and the Supply Agreement, including Addendum Agreement No. 4 thereto, constitute the entire agreement of the parties pertaining to the Shares and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

                                     Geron Corporation


                                        /s/ William D. Stempel
                                     -------------------------------------------
                                     By:      William D. Stempel
                                     Title:   Vice President and General Counsel
                                              Secretary

                                     Transgenomic, Inc.


                                       /s/ Michael Draper
                                     -------------------------------------------
                                     By:      Michael Draper
                                     Title:   Chief Financial Officer

                                                                     Exhibit 5.1

                          [LATHAM & WATKINS LETTERHEAD]


October 1, 2003


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


  Re: Registration of 31,080 shares of common stock, par value $0.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration for resale of an aggregate of 31,080 shares of common stock, par value $0.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on October 1, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include an aggregate of 31,080 shares of common stock which were issued and sold to Transgenomic, Inc. ("Transgenomic") pursuant to a Common Stock Purchase Agreement dated as of September 22, 2003 by and between the Company and Transgenomic (the "Shares").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any jurisdiction or any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                           Very truly yours,

                                           /s/ Latham & Watkins

                                                                    Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Geron Corporation for the registration of 31,080 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements of Geron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
September 29, 2003